Exhibit 99.1

For Immediate Release

HOSPIRA REAPPOINTS DR. SUMANT RAMACHANDRA
CHIEF SCIENTIFIC OFFICER

LAKE FOREST, Ill., May 14, 2013 — Hospira, Inc. (NYSE: HSP), the world’s leading provider of injectable drugs and infusion technologies, today announced that Sumant Ramachandra, M.D., Ph.D., has been reappointed to his role as senior vice president and chief scientific officer, effective May 17. In this capacity, he will resume responsibility for Hospira’s global research and development (R&D), regulatory and medical affairs organization.  Dr. Ramachandra returns to Hospira after a brief departure earlier this year and will serve as a member of the company’s senior leadership team, led by F. Michael Ball, chief executive officer.

“On behalf of our 16,000 employees, I’m thrilled to welcome Sumant back to the Hospira team,” said Mr. Ball. “Under Sumant’s leadership, Hospira has established one of the most robust biosimilars pipelines in the industry, expanded an already market-leading generic injectables portfolio and built a talented scientific, medical and regulatory organization to execute our vision for future success. While we had interviewed an exceptional slate of candidates for this role, we determined that Sumant remained not only the best fit, but also would be best positioned to seamlessly advance our R&D priorities.”

Added Dr. Ramachandra, “I’m energized by the opportunity to return to Hospira — to rejoin the talented employees and exciting future that drew me to the company nearly five years ago. My short time away has reignited my passion for the tremendous opportunities ahead.”

Dr. Ramachandra, 44, earned a bachelor’s degree in biochemistry from Rutgers University, graduating with high honors. He then pursued a combined M.D./Ph.D. degree from the University of Medicine and Dentistry - New Jersey Medical School, receiving the University’s Medal of Excellence and subsequently conducting his residency at the Harvard-affiliated Massachusetts General Hospital.  Dr. Ramachandra also earned a master’s of business administration from The Wharton School of the University of Pennsylvania.

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

About Hospira

Hospira, Inc. is the world’s leading provider of injectable drugs and infusion technologies. Through its broad, integrated portfolio, Hospira is uniquely positioned to Advance Wellness™ by improving patient and caregiver safety while reducing healthcare costs. The company is headquartered in Lake Forest, Ill., and has approximately 16,000 employees. Learn more at www.hospira.com.

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